EXHIBIT 4.2

                                 LOAN AGREEMENT


         This LOAN AGREEMENT made and dated May 12, 1998, by and between

         LOEHMANN'S INC., a corporation of the State of Delaware with its principal corporate place of business at 2500 Halsey
         Street, Bronx, Bronx County, New York 10461 (hereinafter referred to as "BORROWER")

                                      and

         FLEET BANK, N.A., a national banking association organized and existing under the laws of the United States with offices at 1125 Route 22 West, Bridgewater, New Jersey 08807 (being hereinafter referred to as "BANK")

                                 WITNESSES THAT:

         (1) WHEREAS, BORROWER is desirous of borrowing $7,850,000 from BANK in the form of a term loan (called the "LOAN" in this Agreement and more fully defined in Article I below);

         (2) WHEREAS, BORROWER seeks to enter into a relationship with BANK setting forth an understanding relating to its ability to borrow under the aforementioned LOAN and the repayment thereof;

         (3) WHEREAS, BANK is willing to enter into this Agreement but only if the conditions contained in this Agreement are satisfied;

         (4) WHEREAS, as a condition of BANK's entering into such a relationship, BORROWER is willing to execute this Agreement and comply with the provisions of this Agreement or cause them to be complied with; and

         (5) WHEREAS, BORROWER represents that its execution of this Agreement and its performance of the covenants and terms contained herein will inure to its economic benefit and will be in furtherance of its corporate purposes;

         NOW THEREFORE in consideration of the premises and the covenants contained in this Agreement and for other good and valuable consideration, BORROWER and BANK do hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

         1.1 DEFINITIONS OF "BANK" AND "BORROWER". The terms "BANK" and "BORROWER" shall have the meaning given those terms in the Preamble to this Agreement.

         1.2 "AGREEMENT" is a collective term which means this Loan Agreement and all extensions, modifications and renewals hereof.

         1.3 "BUSINESS DAY" shall have the meaning given that term in Section 2.4(d)(1) below.

         1.4 "CERTIFICATION RESPONSIVE TO THE LOAN AGREEMENT" is a collective term which means the certification of BORROWER as to the truth and accuracy of certain representations and warranties, to which is attached each of the following:

                  (a) EXHIBIT "A": the Certification of the corporate secretary of BORROWER as to a true, complete and correct copy of the resolutions adopted by the executive committee of BORROWER's Board of Directors authorizing the execution and delivery of this Agreement, the borrowings hereunder, and the execution and delivery of the other Loan Documents;

                  (b) EXHIBIT "B": the Certification of the corporate secretary of BORROWER as to a true, complete and correct copy of the incumbency and specimen signatures of those officers of BORROWER who are to execute this Agreement and the other Loan Documents; and

                  (c) EXHIBIT "C": a true, complete and correct copy of BORROWER's Certificate of Incorporation, as amended; and

                  (d) EXHIBIT "D": a true, complete and correct copy of BORROWER's By-Laws, as amended.

         1.5 "CONGRESS LOAN DOCUMENTS" is a collective term which means all of the following:

                  (a) that certain Loan and Security Agreement between BORROWER and Congress Financial Corporation dated on or about May 12, 1998; and

                  (b) any documents relating thereto; and

                  (c) all renewals, substitutions and replacements of such certain Loan and Security Agreement or any such document relating thereto.

         1.6 "DEFAULT RATE" is a collective term which means a rate per annum equal to 2% in excess of the floating Prime Rate, provided, however, at no time will per annum interest be calculated at a rate higher than the maximum rate allowed by law.

         1.7 "EVENT OF DEFAULT" has the meaning set forth in Article VI of this Agreement.

         1.8 "GAAP" means generally accepted accounting principles, consistently applied over the period to which they relate.

         1.9 "INTEREST PERIOD" shall have the meaning given that term in Section 2.4(d)(2) below.

         1.10 "LETTER OF CREDIT" is a collective term which means all of the following:

                  (a) that certain standby letter of credit bearing No. _____________________, dated May 12, 1998, issued by CoreStates Bank N.A. in the amount of $8,000,000 (allocated $7,850,000 to principal and $150,000 to interest) for the account of BORROWER and for the benefit of BANK so as to provide for the payment of principal and interest due on the Term Note and the LOAN in the amounts aforesaid, a true copy of which is attached hereto as Exhibit "A" and made a part hereof; and

                  (b) all renewals, substitutions and replacements of any such certain letter of credit, which are renewed, substituted and/or replaced by the Letter of Credit Bank with the consent of BANK.

         1.11 "LETTER OF CREDIT BANK" means CoreStates Bank and any successor thereto (including First Union National Bank) through merger, acquisition or consolidation.

         1.12 "LIABILITIES" means all of the following:

                  (a) principal due on the LOAN and the Term Note, to be paid with interest thereon as required by the Term Note and this Agreement; and

                  (b) the payment by BORROWER of all other sums due under the Term Note and this Agreement; and

                  (c) the performance and fulfillment by BORROWER of all the terms, conditions, promises, covenants and provisions contained in this Agreement.

         1.13 "LIBOR" shall have the meaning given that term in Section 2.4(d)(3) below.

         1.14 "LIBOR BASED RATE" means the fixed short term rate or rates of interest determined as a function of LIBOR and charged on the outstanding Principal Balance(s) of the LOAN for and during the Interest Period(s) applicable to such Principal Balance(s), all as more fully set forth in Section 2.4(d) below.

         1.15 "LIBOR RESERVE PERCENTAGE" shall have the meaning given that term in Section 2.4(d)(4) below.

         1.16 "LOAN" has the meaning set forth in Section 2.1 of this Agreement.

         1.17 "LOAN DOCUMENTS" means this Agreement, the Certification Responsive to Loan Agreement, the Term Note, any documents or instruments related hereto or thereto and all extensions, modifications or renewals of any or all of the foregoing.

         1.18 "MATURITY DATE" shall mean the earlier of (a) May 11, 2001 or any such later date or dates agreed to by BANK in a writing signed by BANK or (b) the date of the termination of the Congress Loan Documents.

         1.19 "PRIME RATE" means the variable rate of interest set from time to time by BANK as its usual, short-term base lending rate to its commercial borrowers. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. From time to time BANK makes loans to certain customers at rates of interest below BANK's Prime Rate.

         1.20 "PRINCIPAL BALANCE" shall have the meaning given that term in
Section 2.4(d)(5) below.

         1.21 "REFERENCE BANKS" shall have the meaning given that term in
Section 2.4(d)(6) below.

         1.22 "TERM NOTE" has the meaning given that term in Section 2.8 of this Agreement.

         1.23 "ROLL OVER DATE" shall have the meaning given that term in Section 2.4(d)(7) below.

                                END OF ARTICLE I

                                   ARTICLE II.

                                      LOAN

         2.1 LOAN.

                  (a) BANK will under this Agreement lend the principal sum of $7,850,000 to BORROWER under an $7,850,000 term loan to be used by BORROWER to meet its ongoing working capital and general business needs.

                  (b) The term loan described in Section 2.1(a) above and throughout the other sections of this Article II (and all extensions, modifications and renewals of such term loan) is the "LOAN" referenced throughout this Agreement.

         2.2 DISBURSEMENT OF LOAN PROCEEDS.

                  (a) The full proceeds of the LOAN shall be disbursed in one advance made by BANK from its offices at Fleet Corporate Administration, 1 Federal Street, Boston, Massachusetts 02211 or, at its option, from any of its other offices, by crediting a checking account or an operating account maintained in the name of BORROWER at BANK or maintained in the name of BORROWER at another financial institution designated by BORROWER or otherwise at BORROWER's direction to BANK in writing.

                  (b) BORROWER may not re-borrow any portions of the LOAN repaid by BORROWER.

         2.3 REPAYMENT OF PRINCIPAL.

                  (a) So long as BORROWER is in compliance with all terms and conditions of this Agreement and the Term Note, the outstanding principal amount of the

LOAN need not be repaid until the Maturity Date, unless such outstanding amount is sooner accelerated or required to be paid as provided herein or in the Loan Agreement.

                  (b) Unless BORROWER is otherwise given notice by BANK in accordance with this Agreement, all payments due under the LOAN shall be made at BANK's offices at Fleet Corporate Administration, 1 Federal Street, Boston, Massachusetts 02211 or at any other location that BANK may hereafter designate by written notice to BORROWER given in accordance with this Agreement.

         2.4 PAYMENT OF INTEREST DUE ON THE LOAN.

                  (a) Interest shall be charged on the outstanding unpaid principal balance of the LOAN at a fixed short term rate or rates based on LIBOR (as defined in subsection (d) below), such fixed short term rate or rates being the "LIBOR Based Rate" referenced throughout this Agreement, it being understood, however, that in no event shall interest on the LOAN ever be calculated at a rate higher than the maximum rate allowed by law:

                  (b) The LIBOR Based Rate shall be a rate per annum equal to 50 basis points in excess of LIBOR (as defined in subsection (d) below) with respect to the applicable Interest Period (as also defined in subsection (d) below) -- provided, however, that in all events on after the occurrence of an Event of Default, per annum interest shall be charged on the outstanding principal amount of the LOAN at the Default Rate.

                  (c) Each determination of a LIBOR Based Rate shall be made by BANK in its sole and absolute discretion and shall be conclusive and binding upon BORROWER, absent manifest error.

                  (d) For purposes of the determination of any LIBOR Based Rate, the following terms shall have the following meanings:

                           (1) "Business Day" shall mean a day which is not a
Saturday, Sunday or day on which banks in London are required or permitted to close.

                           (2) "Interest Period" means (i) initially the period
commencing on the date hereof and ending 1 month later and (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending 1 month thereafter but in no event after the Maturity Date. No Interest Period shall commence other than on a Business Day. If any Interest Period shall end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day so long as such date does not extend beyond the Maturity Date of the LOAN.

                           (3) (i) "LIBOR" means, as applicable to any Interest
Period, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is three Business Days preceding the first day of such Interest Period; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, then LIBOR shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to the interest period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is three Business Days prior to the beginning of such Interest Period.

                                    (ii) If both the Telerate and Reuters system
are unavailable, then the rate for the day that is three Business Days preceding the first day of such Interest Period will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market as selected by BANK at approximately 11:00 a.m. London time, on such day. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is three Business Days preceding the first day of such Interest Period. In the event that BANK is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a Interest Period cannot be determined.

                                    (iii) In the event that the Board of
Governors of the Federal Reserve System shall impose a LIBOR Reserve Percentage with respect to LIBOR deposits of BANK then for any period during which such LIBOR Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the LIBOR Reserve Percentage.

                           (4) "LIBOR Reserve Percentage" means for any day that
percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars in respect of Eurocurrency liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System) (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on loans covered by a LIBOR Based Rate is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of BANK to United States residents). The LIBOR Based Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

                           (5) "Principal Balance" means, at any time, the
entire outstanding principal amount of the LOAN and includes all amounts that are to be borrowed at a LIBOR Based Rate, whether or not BORROWER actually borrows such amounts.

                           (6) "Reference Banks" means one or more of the banks
appearing on the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks); provided that if no such offered rate shall appear on such display, "Reference Banks" shall mean one or more major banks in the London interbank market as selected by BANK.

                           (7) "Roll Over Date" shall mean the day immediately
following the last day of an Interest Period.

                  (e) At the end of each Interest Period and effective as of the Roll Over Date applicable thereto but subject to the conditions set forth in subsection (f) below, a new Interest Period of 1 month shall commence and the interest rate charged on the Principal Balance for such new Interest Period shall be based on the LIBOR Based Rate applicable to an Interest Period consisting of such month. BANK shall have no duty or obligation to notify BORROWER that any Interest Period has ended or will end or that the interest rate charged on any Principal Balance may change from one interest rate to any other interest rate.

                  (f) For purposes of the determination of any LIBOR Based Rate, the following conditions shall apply:

                           (1) The LIBOR Based Rate will be available only so
long as no Event of Default shall have occurred and be continuing.

                           (2) The applicable Interest Period must commence on a
Business Day.

                           (3) No Interest Period shall extend beyond the
Maturity Date of the LOAN.

                           (4) Each Interest Period shall extend 1 month after
the commencement of such Interest Period, subject to the requirement that the first day and last day of an Interest Period must be a Business Day.

                           (5) If any Interest Period shall end on a day which
is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day.

                           (6) The Principal Balance applicable to any such
LIBOR Based Rate must be for the entire outstanding principal amount of the LOAN.

                           (7) There can not be more than one (1) LIBOR contract
in existence between BORROWER and BANK at any one time.

                  (g) In the event, and on each occasion, that on or before the date upon which an Interest Period is to commence, BANK shall have in its sole discretion made a determination (which determination shall be conclusive and binding upon BORROWER) that BANK is unable to quote a LIBOR Based Rate for any reason whatsoever, BANK shall so notify BORROWER and the LOAN shall bear interest at the floating Prime Rate.

                  (h) On and after the occurrence of an Event of Default hereunder or after the Maturity Date or after any judgment has been rendered on the amounts owing on the LOAN, the LIBOR Based Rate will no longer be available to BORROWER and the unpaid principal of all advances shall, at the option of BANK, bear interest at the Default Rate.

                  (i) Interest shall be calculated on the basis of a year consisting of 360 days and paid for actual days elapsed.

                  (j) Interest on all amounts outstanding under the LOAN shall be payable monthly on an accrued basis on the first day of each and every calendar month, commencing on the first day of the first month following the date hereof.

                  (k) All agreements between BORROWER and BANK are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to BANK for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the LOAN shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of BORROWER and BANK in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever BANK should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between BORROWER and BANK.

         2.5 AUTHORIZATION TO CHARGE ACCOUNT. Although BANK may bill BORROWER monthly for accrued monthly interest at the rate determined in accordance with
Section 2.4 above, it is understood that BANK will, and BORROWER hereby authorizes BANK to, charge as of each due date such interest and any other amounts (including principal) due under the LOAN against a specially designated demand deposit account of BORROWER at BANK.

         2.6 TERM OF THE LOAN AND PREPAYMENT.

                  (a) The LOAN relationship shall continue in full force and effect until the Maturity Date (unless the term of this Agreement or BANK's relationship with BORROWER under the LOAN is sooner accelerated or terminated as provided herein).

                  (b) BORROWER may prepay the amounts due under the LOAN and the Term Note at any time by giving BANK 30 days' prior written notice and by paying in full, but not in part, all amounts due under the LOAN and the Term Note and all other Liabilities, together with any indemnification and yield maintenance amounts that may be due under Section 2.7 below. Despite BORROWER's giving such notice, BANK's rights under the Term Note and this Agreement shall remain in full force and effect until all the Liabilities are paid in full.

         2.7 YIELD MAINTENANCE AND INDEMNIFICATION RELATING TO LIBOR BASED
             INTEREST:

                  (a) BORROWER hereby agrees to indemnify BANK against any loss or expense which BANK may sustain or incur as a consequence of (1) any failure by BORROWER to borrow all or any portion of any Principal Balance or (2) the receipt or recovery by BANK of all or any part of any Principal Balance prior to the maturity thereof whether by voluntary or involuntary prepayment, acceleration or otherwise.

                  (b) Without limiting the effect of the foregoing, the amount to be paid by BORROWER to BANK in order to indemnify BANK for any loss occasioned by any of the events described in the preceding provisions of this Paragraph, and as liquidated damages therefor, shall be equal to the following amount:

                           The current rate for United States Treasury
                  securities (Bills on a discounted basis shall be converted to a bond equivalent) with a maturity closest to the maturity date of the Interest Period chosen pursuant to the LIBOR Option and as to which the prepayment is made shall be subtracted from the "cost of funds" component of the LIBOR Based Rate in effect at the time of the prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the Principal Balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term of the applicable Interest Period as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above referenced United States Treasury security rate and the number of days remaining in the term of the applicable Interest Period as to which the prepayment is made. The resulting amount shall be the yield maintenance fee due to BANK upon any prepayment of any Principal Balance. Such yield maintenance fee shall be paid, if due under the formula set forth above, upon the receipt or recovery by BANK of all or any part of any Principal Balance prior to the maturity thereof whether by voluntary or involuntary prepayment, acceleration or otherwise.

                  (c) A certificate as to any additional amounts payable pursuant to this Paragraph setting forth the basis and method of determining such amounts shall be conclusive, absent manifest error, as to the determination by BANK set forth therein if made reasonably and in good faith. BORROWER shall pay any amounts so certified to it by BANK within 10 days of receipt of any such certificate. For purposes of this Paragraph, all references to "BANK" shall be deemed to include any participant in this Note.

                  (d) The indemnities provided for herein shall survive payment in full of the principal amount of the LOAN and the interest due thereon.

         2.8 EVIDENCE OF INDEBTEDNESS UNDER LOAN.

                  (a) BORROWER's obligation to repay the LOAN shall be evidenced by this Agreement.

                  (b) In addition, BORROWER's obligation to repay the LOAN received by it shall be evidenced by that certain promissory note entitled "Term Note" executed by BORROWER on even date herewith.

                  (c) (1) In addition to BORROWER's obligations being evidenced by both this Agreement and the above-described promissory note entitled "Term Note", the initial amount advanced by BANK under the LOAN and all interest due on the LOAN and all other amounts due under the LOAN and this Agreement, and all payments made on account of principal and/or interest and/or such other amounts may be entered by BANK on its records. The aggregate unpaid principal and/or interest and/or other amounts entered and shown on BANK's records shall further evidence the principal and/or interest and/or other amounts owing and unpaid on the LOAN and this Agreement.

                           (2) BANK may from time to time render a statement of
the aforementioned records. If BORROWER fails to object to the statement within forty-five (45) days after it is received by BORROWER, such statement shall be deemed to be an account stated and binding upon BORROWER, absent manifest error. Notwithstanding the foregoing, BANK's failure to enter on such records the date and amount of any advance or interest or other amount due on the LOAN or this Agreement or BANK's failure to render any such statement shall not, however, limit or otherwise affect the obligations of BORROWER under this Agreement to repay the outstanding principal amount of the LOAN, together with all interest accruing and other amounts due thereon.

                  (d) All of the foregoing note and records and all extensions, modifications and renewals of such note are collectively referred to as the "Term Note" in this Agreement.

         2.9 CUSTOMARY SERVICE CHARGES: BORROWER shall be responsible for all customary services charges associated with any accounts maintained by BORROWER at BANK.

                                END OF ARTICLE II

                                  ARTICLE III.

                                 REPRESENTATIONS

         In order to induce BANK to enter into this Agreement and to perform its obligations hereunder, BORROWER makes the following representations to BANK each and all of which shall survive the execution and delivery of this Agreement for the duration of the term, or the extended or renewed term or terms of, this
Agreement:

         3.1 (a) BORROWER is a corporation of the State of Delaware with its principal corporate place of business at 2500 Halsey Street, Bronx, Bronx County, New York 10461.

             (b) BORROWER's correct legal name is "LOEHMANN'S INC."

         3.2 BORROWER is in good standing under the laws of the state of its incorporation and is qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except for those jurisdictions in which the failure to so qualify would not have material adverse effect on BORROWER's financial condition, results of operations or business (a "Material Adverse Effect").

         3.3 BORROWER has the corporate power to execute, deliver and perform this Agreement, the Term Note and all of the other Loan Documents and the execution, delivery and performance of this Agreement, the Term Note and all of the other Loan Documents has been has duly authorized and approved.

         3.4 No consent or approval of any trustee or holder of any indebtedness or obligation of BORROWER is necessary in connection with the execution and delivery of this

Agreement, the Term Note or any of the other Loan Documents, or any transaction contemplated hereby or thereby.

         3.5 No consent, permission, authorization, order or license of any governmental authority is necessary in connection with the execution and delivery of this Agreement, the Term Note or any of the other Loan Documents, or any transaction contemplated hereby or thereby.

         3.6 There is no provision of any indenture or agreement, written or oral, to which BORROWER is a party or under which it is obligated which would be contravened by the execution and delivery of this Agreement, the Term Note or any of the other Loan Documents, or by the performance of any provision, condition, covenant or other term hereof or thereof.

         3.7 There is no statute, rule or regulation, or any judgment, decree or order of any court or agency binding on BORROWER which would be contravened by the execution and delivery of this Agreement, the Term Note or any of the other Loan Documents, or by the performance of any provision, condition, covenant or other term hereof or thereof.

         3.8 (a) BORROWER has timely filed or is under a permitted extension of time in which to file all returns and information and other reports required of it under all Federal, State, local and foreign tax laws to which it is subject;

             (b) all such returns and reports filed by BORROWER are true, correct and complete in all material respects;

             (c) BORROWER has paid or made adequate provision for the full payment of all fees, taxes, interest and penalties which have been incurred or are due and payable by it or which have been asserted or proposed to be asserted against it, except fees, taxes, interest and penalties the validity of which is being contested in good faith by appropriate proceedings diligently pursued and available to BORROWER with respect to which adequate reserves have been set aside on its books.

         3.9 Except as set forth on Schedule to Section 3.9, no action or proceeding is now pending or, to the knowledge of BORROWER is threatened, against BORROWER at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators (other than claims covered by insurance), which could reasonably be expected to result in a Material Adverse Effect.

         3.10 No event has occurred and is continuing which would constitute an Event of Default as defined in Article VI or which, upon a lapse of time and notice, if applicable, would become such an Event of Default and no borrowing by BORROWER under this Agreement constitutes an event of default under any agreement to which BORROWER is a party.

         3.11 All financial statements of BORROWER and all written information and other written data furnished by BORROWER to BANK are complete and correct in all material respects, and such financial statements have been prepared in accordance with GAAP and fairly represent the financial condition of BORROWER as of such date in all material respects. Since such date there has been no change in BORROWER's financial condition that has caused or evidences a Material Adverse Effect. BORROWER does not have any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate to the financial condition, operations and business of BORROWER, except as disclosed in such statements, information and data.

         3.12 (a) Neither BORROWER nor any employee benefit plan maintained by BORROWER ("Benefit Plan") is in violation of any of the provisions of the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss.1001 et seq., as from time to time amended ("ERISA") or any regulations issued thereunder by the United States Treasury Department, the Department of Labor and the Pension Benefit Guaranty Corporation, and no non-exempt prohibited transaction (within the meaning of Title I of ERISA or the Internal Revenue Code of 1986, as amended (the "Code")) has occurred and is continuing with respect to any such plan, in each instance where such violation or prohibited transaction or any liabilities resulting directly or indirectly therefrom individually or in the aggregate could reasonably be expected to have a material adverse effect on the business, results of operations, prospects, financial condition or any material asset of BORROWER or on the ability of BORROWER to execute this Agreement or consummate any of the transactions contemplated hereby. For purposes of this Agreement, the term "employee benefit plan" shall have the meaning given that term in Section 3(3) of ERISA.

              (b) Neither BORROWER nor any officer, director or other employee of BORROWER, nor, to the knowledge of BORROWER, any "party in interest" or "disqualified person", as such terms are defined in Section 3 of ERISA and
Section 4975 of the Code, has, with respect to any Benefit Plan, engaged in or been a party to any non-exempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which BORROWER or any officer, director or other employee of

BORROWER, or any Benefit Plan, could reasonably be expected to, directly or indirectly, be subject to either a penalty, assessed pursuant to Section 502(i) of ERISA, or a tax imposed by Section 4975 of the Code which could reasonably be expected to have a Material Adverse Effect.

                               END OF ARTICLE III

                                   ARTICLE IV.

                              CONDITIONS OF LENDING

         The obligation of BANK to lend hereunder is subject to the following conditions precedent:

         4.1 On the date hereof, all legal matters incident to this Agreement shall be satisfactory to counsel for BANK.

         4.2 On the date hereof, BORROWER shall be in compliance with all the terms and provisions set forth herein and no Event of Default specified in
Article VII hereof, nor any event which upon notice or lapse of time or both would constitute such an Event of Default, shall have occurred and be continuing.

         4.3 On the date hereof, BANK shall have received executed originals of:

             (a) this Agreement;
             (b) the Letter of Credit;
             (c) the Term Note;
             (d) the Certification Responsive to the Loan Agreement;
             (e) Legal Opinion of Counsel for BORROWER.

                                END OF ARTICLE IV

                                   ARTICLE V.

                         POSITIVE AND NEGATIVE COVENANTS

         BORROWER covenants and agrees that, until the full and final payment of the Liabilities, unless BANK waives compliance in writing:

         5.1 (a) BORROWER will repay the LOAN, in accordance with the terms of the Term Note and this Agreement.

             (b) BORROWER will repay all other Liabilities in accordance with the terms thereof.

         5.2 BORROWER will (a) preserve and maintain its corporate existence,
(b) maintain all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business except for such rights, privileges and franchises that are not material to the business of BORROWER, (c) conduct its business in an orderly and regular manner, (d) not dissolve or otherwise dispose of all or a substantial part of its assets and (e) not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it.

         5.3 Reporting Requirements.

              (a) Quarterly Financial Statements: BORROWER shall, during the term of this Agreement and so long as any of the Liabilities remains outstanding (unless BANK otherwise consents in writing), deliver to BANK as soon as available and in any event within 60 days after the end of each fiscal quarter of BORROWER, BORROWER's quarterly financial statements in the form of Form 10-Q as filed by BORROWER.

                  (b) Annual Financial Statements: BORROWER shall, during the term of this Agreement and so long as any of the Liabilities remains outstanding (unless BANK otherwise consents in writing), deliver to BANK as soon as available and in any event within 90 days after the end of each fiscal year of BORROWER, BORROWER's annual financial statements in the form of Form 10-K as filed by BORROWER.

                  (c) Certificate of No-Default: Concurrently with the delivery of the financial statements referred to in subsections (a) and (b) above, BORROWER shall supply BANK with a certificate of BORROWER (in the form attached hereto as "EXHIBIT B") signed by the principal financial officer of BORROWER, to the effect that (1) the signatory is aware of what events or conditions are Events of Default; and (2) to his/her knowledge, information and belief, no Event of Default nor any act, omission, thing or condition which upon the giving of notice or lapse of time, or both, would constitute an Event of Default has been done, happened or exists, or in the event that any Event of Default or act, omission, thing or condition which upon the giving of notice or lapse of time, or both, would constitute an Event of Default has been done, happened or exists specifying the same and setting forth in detail what action BORROWER proposes to take with respect thereto.

                  (d) Notice of Default: As soon as possible and in any event within five (5) days after it becomes aware of the occurrence of each Event of Default (or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Default), the written statement of the chief financial officer of BORROWER or another executive officer of BORROWER setting forth details of such Event of Default (or such other event) and the action which BORROWER proposes to take with respect thereto.

                  (e) Notice of Adverse Condition: As soon as possible, the written statement of the chief financial officer of BORROWER or another executive officer of BORROWER setting forth details of any action, event or condition of any nature of which BORROWER is aware, which would reasonably be expected to have a material adverse effect upon the business, assets or financial condition of BORROWER and the action which BORROWER proposes to take with respect thereto.

                  (f) Notice of Litigation: BORROWER will notify BANK in writing within a reasonable time (which shall in no event exceed ten business days after BORROWER's knowledge) of the commencement of any litigation against BORROWER which, could reasonably be expected to result in its dissolution or liquidation, prevent or materially impair it from conducting its business substantially as now conducted, prevent or materially impair BORROWER from repaying the LOAN and the other Liabilities or prevent or materially impair BORROWER from otherwise faithfully performing its obligations under this Agreement or result in a material adverse change in BORROWER's business or financial condition or affairs or creditworthiness.

         5.4 BORROWER will at all times comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directions of any governmental authority having jurisdiction over it and its business in all cases where the failure of BORROWER to comply would cause or result in a Material Adverse Effect.

         5.5 Upon reasonable prior notice and request, BANK shall have full access during normal business hours to, and the right, through its officers, agents, attorneys or accountants and at BORROWER's expense to examine, check, inspect and make abstracts and copies from BORROWER's books, accounts, orders, records, audits, correspondence, and all other papers.

         5.6 BORROWER will not modify the Letter of Credit without the consent of BANK.

         5.7 Within 10 days from the date of the occurrence thereof, BORROWER will give BANK notice of the occurrence of any Event of Default under the Congress Loan Documents or any document governing the issuance of the Letter of Credit as well as notice of the occurrence of any event which, with the passage of time or the giving of notice would be such an Event of Default.

                                END OF ARTICLE V

                                   ARTICLE VI.

                                EVENTS OF DEFAULT

         Regardless of the terms of any of the other Loan Documents, the occurrence of any of the following events shall be deemed an event of default (an "Event of Default") hereunder:

         6.1 BORROWER shall (a) fail to pay on its due date any principal due on the Term Note or (b) fail to pay within 10 days of its due date any interest or other payment due under this Agreement;

         6.2 any representation or warranty herein or in the Term Note or any of the other Loan Documents shall prove to have been false or misleading in any material respect when made.

         6.3 BORROWER shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of BORROWER of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as such debts become due,
(c) make a general assignment for the benefit of its creditors, (d) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (e) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (f) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (g) take any corporate action for the purpose of effecting any of the foregoing;

         6.4 a proceeding or case shall be commenced, without the application or consent of BORROWER, in any court of competent jurisdiction, seeking (a) the liquidation, reorganization, dissolution, winding-up, or composition or adjustment of debts, of BORROWER, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of BORROWER of all or any substantial part of the assets of BORROWER, or (c) similar relief in respect of BORROWER under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of ninety (90) days; or any order for relief against BORROWER shall be entered in an involuntary case under such Bankruptcy Code;

         6.5 an "Event of Default" occurs under the Congress Loan Documents and, as a result thereof, Congress Financial Corporation accelerates the obligations of BORROWER under the Congress Loan Documents ;

         6.6 the Letter of Credit Bank declares Congress Financial Corporation to be in default of any obligation owed by Congress Financial Corporation under any documentation governing the issuance of the Letter of Credit;

         6.7 BANK receives notice from the Letter of Credit Bank that the Letter of Credit has not been or will not be renewed, regardless of the reason for such non-renewal;

         6.8 the Letter of Credit is not renewed at least 45 days prior to any expiration date by a renewed Letter of Credit whose expiration date is one year later than the expiration date of the Letter of Credit being renewed and the expiration date of the Letter of Credit being renewed will occur within 30 days;

         6.9 any default shall occur under any other loan agreement involving either the borrowing of money or the advance of credit to which BORROWER may be a party as borrower or guarantor involving an amount in excess of $5,000,000 and such default results in the acceleration of the money owing under such other loan agreement;

         6.10 BORROWER shall materially breach, violate or default under, any term, condition, provision, representation or warranty contained in this Agreement or any of the other Loan Documents not specifically referred to in this Article VI and such breach, violation or default is not cured by BORROWER within 20 days after notice is received by BORROWER from BANK that BORROWER do so; or

         6.11 any of the Loan Documents (or any provision thereof) is claimed by BORROWER to be invalid or unenforceable.

                                END OF ARTICLE VI

                                   ARTICLE VII

                                    REMEDIES

         7.1 Whenever an Event of Default has occurred, BANK may do any or all of the following at the same time or at different times:

                  (a) Declare the entire principal amount of the LOAN, or the unpaid balance thereof, together with all accrued interest and all other Liabilities and lawful and proper charges thereon, immediately due and payable whereupon all such sums shall become immediately due and payable with interest thereafter at the Default Rate, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by BORROWER.

                  (b) Declare all other loans, sums and Liabilities owed to BANK under this Agreement, together with all accrued interest and all other lawful and proper charges thereon, to be forthwith due and payable, whereupon all such sums shall forthwith become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by BORROWER.

                  (c) Draw upon the Letter of Credit in an amount necessary to pay in full the principal of, and accrued interest on, the LOAN and the Term Note, all without notice of any kind to BORROWER, which notice is hereby expressly waived by BORROWER, provided, however, that any amount realized from the Letter of Credit shall reduce the amount owed hereunder, provided further however that in the event that any such amount received from the Letter of Credit or any portion thereof, is rescinded, avoided, set aside, rendered void and/or undone or otherwise required to be restored by BANK to the Letter of Credit

Bank or any other party, then the amount so required to be restored (including any amount which BANK may be obligated to refund or repay) shall be due and payable immediately by BORROWER hereunder this Agreement and the other Loan Documents, all as though payment to BANK under the Letter of Credit had not been made and BANK may immediately pursue all of its rights and remedies to collect such amounts, together with interest at the Default Rate and all other amounts which BANK may lawfully recover in connection therewith, including attorneys' fees (including allocable costs of staff counsel) and expenses incurred to date and/or which may be hereafter incurred.

                  (d) Immediately, and without notice or other action, set-off and apply against the Liabilities any sum owed by BANK in any capacity to BORROWER whether due or not. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES PRIOR TO EXERCISING ITS RIGHT OF SETOFF ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. BANK may do the foregoing even though some or all of the Liabilities may be unmatured and regardless of the adequacy of any remedy available to BANK. BANK shall be deemed to have exercised such right of set-off and to have made a charge against any such sum immediately upon the occurrence of such Event of Default, even though the actual book entries may be made at some time subsequent thereto.

                  (e) Add to the Liabilities BANK's reasonable expenses to obtain or enforce payment of any Liabilities hereunder and the enforcement or liquidation of any debt hereunder shall include reasonable attorneys' fees, plus other legal expenses incurred by BANK.

         7.2 The rights of BANK under this Article are in addition to all other remedies, statutory and otherwise, which are available to it under law or otherwise or under the terms of any of the other Loan Documents. No remedy herein conferred upon or reserved to BANK is intended to be exclusive of any other remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon the occurrence of any event of default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.

                               END OF ARTICLE VII

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 (a) Any communications between the parties hereto or notices provided herein to be given may be given by mailing the same, certified mail, return receipt requested, postage prepaid or by confirmed facsimile transmission or hand delivery or by an overnight delivery service, to BANK at 1125 Route 22 West, Bridgewater, New Jersey 08807 Attn: Head, Asset Based Lending Department and to BORROWER at the address first above given for BORROWER in this Agreement or to such other addresses as either party may in writing hereafter indicate by notice given in conformity with this Section.

             (b) Notices sent by certified mail shall be deemed received when accepted. Notices sent by confirmed facsimile transmission or hand delivery shall be deemed received when delivered to the address and/or person designated in this Section. Notices sent by overnight delivery service shall be deemed received upon delivery.

         8.2 CONFIDENTIALITY.

             (a) BANK shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by BORROWER pursuant to this Agreement that BANK knows is confidential, non-public information at the time such information is furnished by BORROWER to BANK, provided, that, nothing contained herein shall limit the disclosure of any such information: (1) to the extent required by statute, rule, regulation, subpoena or court order, (2) to bank examiners and other regulators, auditors and/or accountants, (3) in connection with any litigation to which BANK is a party, (4) to any assignee or participate (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section, or (5) to counsel for BANK or any participant or assignee (or prospective participant or assignee).

                  (b) In no event shall this Section or any other provision of this Agreement or applicable law be deemed: (1) to apply to or restrict disclosure of information that has been or is made public by BORROWER or any third party without breach of this Section or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (2) to apply to or restrict disclosure of information that was or becomes available to BANK on a non-confidential basis from a person other than BORROWER, (3) require BANK to return any materials furnished by BORROWER to BANK, or (4) prevent BANK from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information.

         8.3 PLEDGE TO FEDERAL RESERVE: BANK may at any time pledge all or any portion of its rights under the Loan Documents including any portion of the Term Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release BANK from its obligations under any of the Loan Documents.

         8.4 ASSIGNMENTS: BANK shall have the unrestricted right, at BANK's expense, at any time or from time to time, on prior notice to BORROWER but without the need for BORROWER's consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "Assignee"), and BORROWER agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as BANK shall deem necessary to effect the foregoing. In addition, at the request of BANK and any such Assignee, BORROWER shall issue one or more new promissory notes, as applicable, to any such Assignee and, if BANK has retained any of its rights and obligations hereunder following such assignment, to BANK, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by BANK prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and BANK after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by BANK in connection with such assignment, and the payment by Assignee of the purchase price agreed to by BANK, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of BANK hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by BANK pursuant to the assignment documentation between BANK and such Assignee, and BANK shall be released from its obligations hereunder and thereunder to a corresponding extent. Nothing in the foregoing shall increase any financial obligation of BORROWER hereunder. Notwithstanding anything else in this Section 8.4 or in Section 8.5 below, the following shall apply:

                  (a) BANK shall not assign or participate all or any part of its rights and obligations hereunder to any Assignee or Participant that is not a bank or trust company organized under the laws of the United States or any state thereof having a combined capital and surplus of at least $500,000,000;

                  (b) no assignment or participation shall be made for less than $2,000,000 of BANK's commitment hereunder; and

                  (c) there shall in no event be more than an aggregate of two Assignees and Participants hereunder at any time.

         8.5 PARTICIPATIONS: BANK shall have the unrestricted right at any time and from time to time, and on prior notice to BORROWER but without the need for the consent of BORROWER, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in BANK's obligation to lend hereunder and/or any or all of the loans held by BANK hereunder. In the event of any such grant by BANK of a participating interest to a Participant, whether or not upon notice to BORROWER, BANK shall remain responsible for the performance of its obligations hereunder and BORROWER shall continue to deal solely and directly with BANK in connection with BANK's rights and obligations hereunder. Nothing in the foregoing shall increase any financial obligation of BORROWER hereunder.

         8.6 BANK may on prior notice to BORROWER but without the need for the consent of BORROWER furnish any information concerning BORROWER in its possession from time to time to prospective Assignees and Participants, provided that BANK shall require any such prospective Assignee or Participant to agree to maintain the confidentiality of such information to the same extent that BANK is obligated to maintain such confidentiality.

         8.7 All of BORROWER's payments hereunder shall be in lawful money of the United States in immediately available funds unless otherwise provided in this Agreement.

         8.8 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that BORROWER shall not assign this Agreement or any of its rights, duties or obligations hereunder without the prior written consent of BANK.

         8.9 No delay or omission to exercise any right, power or remedy accruing to BANK upon any breach or default (whether such breach or default is now or hereafter occurring) of BORROWER under this Agreement, the Term Note or any of the other Loan Documents shall (a) impair any such right, power or remedy of BANK, (b) be construed to be a waiver of any such breach or default, or an acquiescence therein, or (c) be construed to be a waiver of or an acquiescence in any similar breach or default thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of BANK of any breach or default under this Agreement, the Term Note or any of the other Loan Documents, or any waiver on the part of BANK of any provision or condition of this Agreement or any of such other Loan Documents, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Term Note or any of the other Loan Documents, or by law or otherwise afforded to BANK, shall be cumulative and not alternative.

         8.10 (a) BORROWER will pay reasonable fees and out-of-pocket expenses incurred by BANK in connection with (1) the preparation of this Agreement and other related documents, whether or not the transactions hereby contemplated shall be consummated, (2) the making of the LOAN hereunder and (3) the determination and/or enforcement of the rights of BANK in connection with such documents or with the LOAN and the Term Note. Such reasonable out-of-pocket expenses include but are not limited to, charges for the examination of title, inspections and drawings of paper, recording and filing fees, and all reasonable attorneys' fees, including the fees and disbursements of BANK's counsel.

              (b) Whenever any attorney is used to provide advice to BANK regarding BANK's relationship with BORROWER or whenever any attorney is used to collect any obligation or to determine, preserve or enforce any right of BANK against BORROWER, the Term Note or any of the other Loan Documents, whether by suit or other means, BORROWER agrees to pay the reasonable attorney's fees and other costs and expenses incurred by BANK.

              (c) Until paid by BORROWER, all of the expenses set forth in Sections (a) and (b) above shall bear interest at the Default Rate, but in no event higher than the maximum rate allowed by law, and all such amounts shall be added to any one or all of the Liabilities at BANK's sole discretion.

         8.11 Nothing in this Agreement shall be deemed any waiver or prohibition of BANK's right of set-off.

         8.12 This Agreement, the Term Note and each of the other Loan Documents shall be governed by, and construed under, the laws of the State of New York.

         8.13 BORROWER agrees that, in addition to any other available forum, any suit, action or proceeding against it arising under or growing out of, or relating to this Agreement or any note or other instrument or agreement required hereunder, or any other instrument executed by BORROWER for the benefit of BANK, may be instituted in any Federal court in the State of New Jersey or any State court in the State of New Jersey or in any other court having jurisdiction, and BORROWER hereby waives any objection which it might have now or hereafter to the laying of the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding and waives any claim or defense of inconvenient forum.

         BORROWER designates the Secretary of State of New Jersey as its agent for service of process in the State of New Jersey in conjunction with any suit, hearing, determination or proceeding connected with or related to this Agreement. Any notice, process, pleading or other papers served upon such agent shall, as a prerequisite to the validity thereof, at the same time be sent by registered mail to BORROWER at the address for BORROWER given in Section 8.1 of this Agreement.

         8.14 (a) This Agreement shall not be effective against BANK unless signed by an officer of BANK.

              (b) This Agreement contains the entire understanding of the parties and any promises or representations not herein contained shall have no force and effect, unless in writing, duly signed by the party to be charged.

         8.15 No portion or provision of this Agreement or any of the other Loan Documents may be changed, modified, amended, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

         8.16 All representations, warranties, covenants, waivers and agreements contained herein shall survive execution hereof, unless otherwise provided.

         8.17 If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

         8.18 LOST LOAN DOCUMENTS: Upon receipt of an affidavit of an officer of BANK as to the loss, theft, destruction or mutilation of the Term Note, BORROWER will issue, in lieu thereof, a replacement Term Note other security document in the same principal amount thereof and otherwise of like tenor. BANK will indemnify BORROWER in the event that such replacement note is issued and the Term Note was not in fact lost, stolen, destroyed or mutilated lost but was instead transferred by BANK to a third party making claim thereunder.

         8.19 This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

         8.20 BORROWER AND BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ENTER INTO THIS AGREEMENT AND MAKE THE LOAN.

                               END OF ARTICLE VIII

         IN WITNESS WHEREOF, BORROWER and FLEET BANK, N.A. have caused this Loan Agreement to be executed by their respective duly authorized officers on the date and year first above written.


                                      LOEHMANN'S, INC.


                                      By: /s/ Dennis Hernreich
                                      ------------------------
                                      Dennis Hernreich
                                      Vice President, Finance
                                      Chief Financial Officer
                                      Assistant Secretary and Treasurer


                                      FLEET BANK, N.A.


                                      By: /s/ Barry Karen
                                      -------------------
                                      Barry Karen, Vice President